Exhibit 11

NPC International, Inc.
Statement Regarding Computation of Per Share Earnings


                               For the Thirteen           For the Thirty-Nine
                                  Weeks Ended                 Weeks Ended
                              Dec. 26,    Dec. 27,       Dec. 26,     Dec. 27,
                               1995        1994           1995         1994
PRIMARY

Shares outstanding
   at beginning of period    24,512,324  24,863,892     24,505,324  25,013,373

Weighted average of shares
issued and (reacquired)
   during period                  3,342    (327,973)         5,030    (187,539)

Assuming exercise of
options and warrants
reduced by the number
of shares which could
have been purchased with
the proceeds from exercise      188,269      10,069        119,806      21,774

Shares outstanding
for computation of
per share earnings           24,703,935  24,545,988     24,630,160  24,847,608

Net income                   $3,912,000  $2,158,000    $11,674,000  $8,868,000

Earnings per share           $     0.16  $     0.09    $      0.47  $     0.36



FULLY DILUTED

Shares outstanding at
beginning of period          24,512,324   24,863,892     24,505,324 25,013,373

Weighted average of
shares issued and
(reacquired) during period        3,342     (327,973)         5,030   (187,539)

Assuming exercise of
options and warrants
reduced by the number
of shares which could
have been purchased with
the proceeds from exercise      192,817       10,069        133,291     23,195

Shares outstanding for
computation of per share
earnings                     24,708,483   24,545,988     24,643,645 24,849,029

Net income                   $3,912,000   $2,158,000    $11,674,000 $8,868,000

Earnings per share           $    0.16    $    0.09     $      0.47       0.36